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                                                                    EXHIBIT 99.1
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CONTACTS:

                  William O. Green, Chief Financial Officer, AutoCyte, Inc.
                  (336) 222-9707

                  Robert C. Bateman, Chief Financial Officer, NeoPath, Inc.
                  (425) 556-4699, ROBB@NEOPATH.COM


AUTOCYTE AND NEOPATH AGREE TO MERGE

COMBINATION CREATES COMPREHENSIVE PRODUCT OFFERING FOR THE CLINICAL LABORATORY

BURLINGTON, NC, and REDMOND, WA, June 7, 1999 - AutoCyte, Inc. (NASDAQ: ACYT) and NeoPath, Inc. (NASDAQ: NPTH) today announced that they have entered into a definitive agreement to merge the two companies in a tax-free stock exchange. NeoPath's shareholders will receive .7903 shares of AutoCyte common stock in exchange for each share of NeoPath common stock in a transaction that is expected to be accounted for as a pooling of interests. The new company will be headquartered in Burlington, NC.

Dr. James B. Powell, AutoCyte's President and Chief Executive Officer, and President and CEO of the merged companies, stated, "This is a very exciting day for both of our companies, our shareholders, our customers, and women's healthcare. We believe the merger of AutoCyte and NeoPath will provide the definitive integrated cervical cytology system to clinical laboratories, and that, together, our combined sample preparation and computerized screening products should allow us to offer our customers an entire range of cervical cytology screening choices."

Dr. Powell continued, "The merged companies will offer liquid-based thin-layer slide preparation technology with the AutoCyte PREP System(TM) ("PREP"). We will also offer NeoPath's AutoPap(R) Primary Screening System ("AutoPap"), which is the only FDA-approved device for automated primary screening of conventional Pap smears. Also, as previously announced, AutoCyte and NeoPath are currently conducting a joint clinical trial for the screening of PREP slides by AutoPap. This supplement is expected to be submitted to the FDA in the second half of 1999. Finally, our recent purchase of the Neuromedical Systems, Inc. intellectual property could allow us to further enhance our future product offerings. The combination of thin-layer slide preparation technology and automated primary screening of both thin-layer and conventional Pap smears is expected to create a unique, comprehensive and cost-effective product offering for our clinical laboratory customers."

Dr. Alan C. Nelson, Chairman of NeoPath and the merged companies, stated "The combination of AutoCyte and NeoPath creates a strong, dynamic force in improving cervical cancer screening by addressing both sample preparation and computerized screening. By combining our individual strengths in sales, customer service and product development, we will be able to offer a compelling solution for cancer screening at large clinical labs, at a price that is expected to accelerate market conversion to these breakthrough technologies. We believe that the combined companies will also realize significant operational efficiencies through the consolidation of research and development, administration, sales and marketing, reimbursement, and regulatory efforts. In anticipation of these operational efficiencies, NeoPath will immediately reduce its workforce by one-third and will have approximately 100 continuing employees."


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The transaction is expected to be completed within six months, pending shareholder and regulatory approval.

AutoCyte develops, manufactures and markets the AutoCyte PREP System(TM), a proprietary automated liquid-based cytology sample preparation system that produces representative slides with a homogeneous, thin-layer of cervical cells. AutoCyte is currently pursuing regulatory approval of PREP for sale in the United States and has begun sales in several foreign countries. AutoCyte announced on March 22 that it has been notified that FDA has completed successful review of the clinical data in the PREP PMA application and is currently awaiting completion of the final labeling review and approval process.

NeoPath provides visual intelligence technology to increase accuracy and productivity in medical testing. The AutoPap(R) Primary Screening System utilizes proprietary visual intelligence technology to distinguish between normal Pap smears and those that have the highest likelihood of abnormality. In May 1998, the AutoPap System was approved by the U.S. Food and Drug Administration as the first fully automated device for primary screening of Pap smear slides. NeoPath's core expertise is in the research, development and commercialization of imaging technologies to improve disease diagnosis and healthcare cost-effectiveness.

More information may be found at AutoCyte's homepage: HTTP://WWW.AUTOCYTE.COM and NeoPath's homepage: HTTP://WWW.NEOPATH.COM.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, including without limitation, product and manufacturing regulatory approvals; the Companies' limited manufacturing, marketing, customer service and support capabilities; the status of competing products and associated litigation; and other risks and uncertainties detailed in the Companies' filings with the Securities and Exchange Commission.
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